As filed with the Securities and Exchange Commission on October 6, 1998

                                                    Registration No. 333-63703


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                AMENDMENT NO. 1
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          CREATIVE HOST SERVICES, INC.
            (Exact name of registrant as specified in their charter)
                                   California
  (State or other jurisdiction of incorporation or organization of registrant)
                                   33-1069494
                     (I.R.S. employer identification number)

                         6335 Ferris Square, Suites G-H
                           San Diego, California 92126
                                 (619) 587-7300
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

                              Sayed Ali, President
                          Creative Host Services, Inc.
                          6335 Ferris Square, Suite G-H
                           San Diego, California 92126
                                 (619) 587-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            James A. Mercer III, Esq.
                       Luce Forward Hamilton & Scripps LLP
                          600 West Broadway, Suite 2600
                           San Diego, California 92101
                                 (619) 699-2447
                              (619) 645-5340 (fax)

                       Approximate date of commencement of
                 proposed sale to the public: From time to time
                  after the effective date of this Registration
                                   Statement.

If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. Registration No. _______.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         CALCULATION OF REGISTRATION FEE

                                                                        Proposed Maximum       Proposed Maximum
                   Title of Each Class of            Amount to be        Aggregate Price      Aggregate Offering       Amount of
                 Securities to be Registered        Registered(1)          Per Unit(2)            Price (2)         Registration Fee
Common Stock....................................       582,674             $ 5.50                $ 3,204,707            $  945(3)
Warrants .......................................       462,500             $  .25                $   115,625            $   34(3)
Common Stock Underlying Warrants................       462,500             $ 5.40                $ 2,497,500            $  737(3)
Common Stock Issuable Upon Conversion of Notes..       280,899             $ 1.78                $   500,000            $  148
Common Stock Underlying Warrants................       105,000             $ 2.06                $   216,563            $   64
Common Stock Underlying Warrants................       162,984             $ 1.75                $   110,222            $   33
------------------------------------------------  ==================  =====================  ====================  =================
                                          Totals                                                 $ 6,644,617            $1,961(3)
================================================  ==================  =====================  ====================  =================

(1) This Registration Statement covers shares of the Registrant's Common Stock and Warrants being registered for resale on behalf of certain Selling Securityholders as well as such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Company's 12% Bridge Notes (the "Notes"), upon exercise of warrants issued in connection with the issuance of the Notes, and upon exercise of other warrants issued to certain Selling Securityholders. This Registration Statement registers securities to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 416, this Registration Statement shall be deemed to cover the additional securities to be offered or issued in connection with any such provision.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
(3) These securities were previously registered on, and the filing fee was paid by the Registrant with its filing of a Registration Statement on Form SB-2 on April 3, 1997 (Registration No. 333-6722). An additional fee of $245 is required with this filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          CREATIVE HOST SERVICES, INC.

                                     [LOGO]


                           953,573 Shares Common Stock
                                462,500 Warrants


         This Prospectus relates to the sale by certain investors (the "Selling Stockholders") of Creative Host Services, Inc. (the "Company") an aggregate of of 953,573 shares of the Company's Common Stock ("Common Stock") and 462,500 Redeemable Common Stock Purchase Warrants (the "Public Warrants").

         The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event that all the Public Warrants are fully exercised, the Company will receive gross proceeds of $2,497,500.

         The Common Stock of the Company is traded on the NASDAQ Small Cap Market under the symbol "CHST." On October 5, 1998, the last bid price and ask price for the Common Stock as reported on the NASDAQ Small Cap was $1.75 and $1.81, respectively. The Company has applied to have the Warrants listed on the NASDAQ Small Cap Market under the symbol "CHSTW."

         For a discussion of certain factors that should be considered in connection with an investment in the Company's Common Stock and Public Warrants, see "Risk Factors" beginning on page 3.

                            -------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                            -------------------------

          The Selling Securityholders may from time to time sell all or a portion of the securities offered herein in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

                            -------------------------

                 The date of this Prospectus is October 6, 1998

                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which has been filed by the Registrants with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statement regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. The Company's Common Stock is traded on the Nasdaq National Market System. Reports and other information concerning the Company can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission:

          1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

          2. The Company's Quarterly Report on Form 10-QSB for quarterly period ended June 30, 1998.

          3. The description of the Company's Common Stock (the "Common Stock") and the Public Warrants contained in the Company's Registration Statement on Form SB-2.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Additional Information". Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charges to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to the President of the Company at its principal executive offices: Creative Host Services, Inc., 6335 Ferris Square, Suites G-H, San Diego, California, telephone number (619) 587-7300.


                                  RISK FACTORS

         The following factors should be carefully considered in evaluating a potential investment in the Company.

         Forward-Looking Statements. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for the Company to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference herein may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, please be advised that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus.

         Need for Substantial Additional Capital. The Company does not anticipate that the cash flow from its current operations will be sufficient to permit it to acquire additional locations at its historic growth rate. The Company will be required to raise substantial additional capital in the future in order to have sufficient funds to build out capital improvements for any newly awarded concession locations. No assurances can be provided that additional capital to sustain such growth will be available on terms acceptable to the Company or at all. Failure to secure adequate capital to bid, win, retain or service concession contracts, will hinder the Company's growth or force it to franchise valuable locations that it would otherwise prefer to operate directly. In addition, the Company presently utilizes equipment leasing to finance some of its operations. Additional lease financing with rates acceptable to the Company may not be available, in which case the Company will be required to raise additional capital or cease its expansion program until such financing or capital is made available, if ever.

         Dependence on Airport Concession Business. The Company is currently dependent on the airport concession business for substantially all of its revenues and expects such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports, resulting in a relatively small market for airport concessions. Concession business operators, such as the Company, must maintain their reputations with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for the Company. For the fiscal year ended December 31, 1997, the Company's locations at Allentown and Portland operated at an aggregate loss of approximately $130,000. Because the Company's concession agreements contain minimum rent guarantees, the Company is constrained in its ability to terminate under-performing locations. In addition, the failure of any single concession could have a material adverse impact on the Company's reputation with airport authorities generally, and hinder the Company's ability to renew existing concessions or secure new ones. There is no assurance that the Company will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that the Company will not lose contracts that it has been awarded.

         Concessions Subject To Set Asides and Special Requirements. Rules issued by the Federal Aviation Administration ("FAA") require a portion of airport concession contracts to be awarded to certain classes of entities or persons designated as disadvantaged business enterprises ("DBEs"). The rules do not specify the method in which the DBEs must participate, whether through owning the concession, employment or providing services. Competitors in the industry have relied on combinations of using DBE employees or vendors to meet this requirement. Prior to the Company's initial public offering in July 1997, Mr. Sayed Ali, a native of Pakistan, owned all of the Company's Common Stock, thereby satisfying FAA rules. As a result of the change in ownership resulting from the initial public offering, the Company's status as a DBE is less clear. Certain existing concession contracts designate the Company as a DBE and may have to be reaffirmed. Management believes that even if Mr. Ali's current equity ownership of the Company is no longer sufficient to qualify as a DBE, the Company would be able to maintain all of its contracts and can continue to satisfy DBE rules by hiring or contracting with minority parties or other entities qualifying as DBEs, if required. However, it has not discussed with any airport authority the possible impact of its change in status; nor has the Company attempted to reaffirm any existing contract. The Company's status as a DBE assisted it in securing concessions with several airports. The Company believes it can continue to secure new concessions on the basis of the products and services it offers and its industry reputation. The Company has secured concessions to operate 7 additional locations after its initial public offering and the resultant dilution of ownership, although the Company is not aware of the extent to which the Company's DBE status, or lack thereof, was a factor in the airport authorities' decisions to award such contracts to the Company. To the extent that the Company's historic rate of success in securing new airport concessions was attributable to its status as a DBE, that growth rate may decline if the Company is not recognized as a DBE or if DBE programs are eliminated or curtailed.

         Possible Early Termination of Concessions. Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of the Company's significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina and Cedar Rapids, Iowa, provide for such early termination. See "BUSINESS -- The Concession Business." To date, the Company has not had any of its concessions terminated, and the Company has not received notice that any airport authority is contemplating the early termination of any of the Company's concessions. No assurances can be provided, however, that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future.

          Possible Delay in Commencement of Concession Operations The commencement of the Company's concession operations at any airport location are subject to a number of factors which are outside the Company's control, including construction delays and decisions by airport authorities to delay the opening of concessions. The Company has, in the past, experienced delays in commencing operations because of decisions by airport authorities. The Company's franchisee had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. The Company has also been asked to delay commencement of its operations at JFK International Airport in New York. Consequently, the Company bears the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for the Company to construct facilities during peak travel periods would adversely impact the Company's financial projections and cash flow planning, and may have a material adverse impact on the Company's financial position.

          Dependence on Key Personnel and Need to Attract Qualified Management. The Company's success will depend largely upon the Company's management. While management has had previous experience in concession and restaurant operations, there can be no assurance that the Company's operations will be successful. Sayed Ali, Chairman of the Board, President and Chief Executive Officer of the Company, has entered into a five-year employment agreement with the Company which commenced on January 1, 1997. In the event of a loss of the services of Mr. Ali, the Company could be materially adversely affected because there is no assurance that the Company could obtain successor management of equivalent talent and experience. The Company is currently listed as beneficiary of a $220,000 key man life insurance policy which is owned by Mr. Ali and is pledged as security for a Small Business Administration ("SBA") loan. In addition, the Company has obtained a $1,000,000 key man policy on Mr. Ali which the Company owns. Given the Company's stage of development, the Company is dependent upon its ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise the Company's expansion into various geographic areas. There can be no assurance that the Company will be able to attract qualified personnel or that the Company's current employees will continue to work for the Company. The failure to attract, assimilate and train key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

         Highly Competitive Industry Dominated by Larger Competitors. The Company competes with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than the Company, including, but not limited to, Host Marriott Services, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than the Company. Many of the Company's competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. There can be no assurance that the Company will be able to compete successfully in its chosen markets.

          Dependence  Upon  Continuing  Approvals  from  Government   Regulatory
Authorities. The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While the Company has not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could have a material adverse effect on the Company's operating results. Moreover, the Company's failure to meet government regulations could result in the temporary closure of one or more of its concession facilities, restaurants or the food preparation center, any of which would have a material adverse impact on the Company's financial condition and result of operations. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which the Company has no control. The Company is also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

         No Assurance of Enforceability of Trademarks. The Company utilizes trademarks in its business and has registered its Creative Croissants(R) trademark. While the Company intends to file federal trademark registrations for certain of its other trademarks, it has not yet done so. There can be no assurance that the Company will be granted registration for such trademarks or that the Company's trademarks do not or will not violate the proprietary rights of others, that the Company's trademarks would be upheld if challenged or that the Company will not be prevented from using its trademarks, any of which could have a material adverse effect on the Company. Should the Company believe that its trademarks are being infringed upon by competitors, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks and service marks.

         Seasonality. Because the Company's airport concession business is dependent on pedestrian traffic at domestic airports, the Company experiences some seasonality consistent with enplanements and general air traffic patterns. Accordingly, the Company's revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

          Control by Principal Shareholder. The principal shareholder of the Company, Mr. Sayed Ali, beneficially owns 30% of the outstanding shares of capital stock of the Company. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Securityholders.


                             SELLING SECURITYHOLDERS

         The shares of Common Stock and the Public Warrants being offered by the Selling Securityholders and their transferees hereby were issued to the Selling Securityholders in connection with various transactions.

          An aggregate of 582,674 shares of Common Stock and 462,500 Public Warrants may be offered by the Selling Securityholders who received their shares of Common Stock and Public Warrants in connection with transactions which took place prior to the Company's initial public offering, including a private placement by the Company in February 1997 of 400,000 Units consisting of an aggregate of 800,000 shares of 8% Convertible Redeemable Preferred Stock and 400,000 Private Warrants. Effective on the Company's initial public offering which took place on July 21, 1997 each share of 8% Convertible Redeemable Preferred Stock was automatically converted into Common Stock and the Private Warrants converted into Public Warrants. Each Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.40 subject to adjustment, until July 21, 2000.

         On June 17, 1998, the Company sold $500,000 of 12% Convertible Notes and 105,000 warrants in a private placement. The holders of the Notes are entitled to convert the principal and interest of the Notes into shares of Common Stock. Each warrant is exercisable into one share of Common Stock.

         In August and September, 1998, the Company issued to certain Securityholders an aggregate of $710,000 in promissory notes and 62,984 warrants in a series of private placement transactions. Each warrant is exercisable into one share of Common Stock.

         The following table sets forth certain information with respect to each Selling Securityholder for whom the Company is registering securities for resale to the public. Beneficial ownership of the Common Stock by such Selling
Securityholders after this offering will depend on the number of shares of Common Stock sold by each Selling Securityholder. With the exception of David Sugarman, a former Director of the Company, there are no material relationships between any of the Selling Securityholders and the Company, nor have any such relationships existed within the past three years.

                                                          Number of Shares
                                                      Beneficially Owned As of       Common          Warrants
               Selling Securityholder                     June 30, 1998(1)       Shares Offered      Offered
-----------------------------------------------------------------------------------------------------------------
Don Stephen Aron Separate Property                                      11,898              6,898          5,000
Jim L. Biddix                                                           11,898              6,898          5,000
Al Blum & Co. Restated Employee Retirement Plan DTD                     23,796             13,796         10,000
8/19/94
Frederick Boos                                                          11,898              6,898          5,000
Theodore A. Buder                                                       11,898              6,898          5,000
Felix Campos & Joyce Campos JTWROS                                      11,898              6,898          5,000
Caribou Capital                                                         17,847             10,347          7,500
Stanley Chason & Barbara Chason JTWROS                                  11,898              6,898          5,000
Victor L. Chinn                                                         11,898              6,898          5,000
John Chrabasz                                                            7,648              5,148          2,500
Robert Cohen                                                            11,898              6,898          5,000
Coombs & Company                                                        11,898              6,898          5,000
Cord Investment Company                                                 93,435             17,935         75,500
James E. Dean                                                            5,949              3,449          2,500
Norman M. Dean                                                          11,898              6,898          5,000
David W. Dennin                                                         11,898              6,898          5,000
Dennis Erickson                                                         11,898              6,898          5,000
Joel T. Feldman                                                          5,949              3,449          2,500
Ronald Feltenstein                                                       5,198                198          5,000
S. Marcus Finkle                                                        25,990                990         25,000
William J. Forden                                                       11,898              6,898          5,000
Alan W. George                                                          11,898              6,898          5,000
Gerald Gray                                                              8,329              4,829          3,500
Michael B. Gray                                                          5,949              3,449          2,500
Robert J. Zappa                                                         11,898              6,898          5,000
Harden Retirement Plan
John C. Harden & Margaret D. Harden, Trustees DTD 7/1/86                11,898              6,898          5,000
Bill R. Hay                                                             11,898              6,898          5,000
Richard C. Jelinek                                                      71,388             41,388         30,000
Berkeley D. Johnson                                                     11,898              6,898          5,000
Samuel L. Johnson & Margaret R. Johnson JTWROS                          11,898              6,898          5,000
Kearney Investments                                                     11,898              6,898          5,000
Allen E. Knutson & Mary P. Knutson JTWROS                               11,898              6,898          5,000
Michael Lee                                                             11,898              6,898          5,000
W.B. Lindley                                                            10,396                396         10,000
Rudy D. Luther                                                          11,898              6,898          5,000
Carolyn B. Macrossie                                                    23,796             13,796         10,000
Roger McKinney                                                          11,898              6,898          5,000
Nicholas Mellilo & James Mellilo & Stella Mellilo JTWROS                16,657              9,657          7,000
Min Computer Consultants, Inc.                                          11,898              6,898          5,000
Thomas A Moore & Carolyn W. Moore JTWROS                                11,898              6,898          5,000
Alexander Neel                                                          11,898              6,898          5,000
Scott Richter                                                           11,898              6,898          5,000
Cal J. Rickel and Amanda Rae Rickel                                      8,871              8,871
Alan Rosenbaum                                                           9,518              5,518          4,000
Jeffrey Rubin                                                           11,898              6,898          5,000
Wayne Saker                                                              5,198                198          5,000
Lee Schlessman                                                          57,140             52,140          5,000
The Schlessman Family Foundation                                         8,871              8,871
Gerald R. Sensabaugh Jr. & Elizabeth J. Sensabaugh JTWROS               11,898              6,898          5,000
C. Gary Skartvedt                                                       11,898              6,898          5,000
Richard Baldwin Small                                                   11,898              6,898          5,000
Robert Smith                                                             5,198                198          5,000
David Sugarman                                                         190,000             35,000
Swedbank (Luxembourg) S.A.                                             118,980             68,980         50,000
Scott Thornock                                                           5,949              3,449          2,500
John M. Tonani                                                          10,396                396         10,000
Steven M. Walker                                                        11,898              6,898          5,000
Jeanette Ward Bugge                                                     23,796             13,796         10,000

                                                          Number of Shares
                                                      Beneficially Owned As of       Common          Warrants
               Selling Securityholder                     June 30, 1998(1)       Shares Offered      Offered
-----------------------------------------------------------------------------------------------------------------
Kristina B. Weller                                                      23,796             13,796         10,000
Richard Wham & Julia K. Wham JTWROS                                      2,500                             2,500
Newport Advisors                                                        15,000             15,000
James Samuelson                                                          3,000              3,000
John Michael McNutt                                                      7,000              7,000
Eastbrokers International                                               15,000             15,000
Profutures Special Entities Fund, L.P.                                 345,899            345,899

                                                      ===========================================================

                                         Total                       1,416,073            953,573        462,500

------------------

(1) Includes shares of Common Stock which will be received upon the exercise of the Public Warrants, Bridge Note Warrants, and Promissory Note Warrants, and upon conversion of the Bridge Notes held by the Selling Securityholders.

                              PLAN OF DISTRIBUTION

         Sales of the shares of Common Stock and the Public Warrants, by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock and Public Warrants directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock or Public Warrants for whom such broker- dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock or the Public Warrants as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock or Public Warrants, as principals might be deemed to be underwriting discounts and commission under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock or the Public Warrants against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of the shares of Common Stock or Public Warrants. The Company will receive $2,824,287.50 in proceeds from the exercise of the Public Warrants, the Bridge Note Warrants and the Promissory Note Warrants if all such warrants are exercised.

         The shares of Common Stock and the Public Warrants are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all expenses incurred in connection with the registration of the shares and warrant offered by the Selling Securityholders; provided, however, that the Selling Securityholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock and Public Warrants.



            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Under the California Corporations Code and the Company's Amended and Restated Articles of Incorporation, the Company's directors will have no personal liability to the Company or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in the Company's Amended and Restated Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholder's derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through

(vi) above. This provision does not limit nor eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Articles of Incorporation provides that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. The Company's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock and Public Warrants being offered hereby will be passed upon by Luce, Forward, Hamilton & Scripps, LLP 600 West Broadway, Suite 2600, San Diego, California 92101.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-SB K for the year ended December 31, 1997 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer,  salesman or any other person
has been  authorized  by the  Company to
give  any  information  or to  make  any
representations    other    than   those
contained   in   this    Prospectus   in
connection   with  the   offering   made
hereby,  and  if  given  or  made,  such
information or  representations  may not
be relied upon. The Prospectus  does not
constitute  an  offer  to  sell  or  the       CREATIVE HOST SERVICES, INC.
solicitation  of an  offer  to  buy  any
securities other than those specifically                  [LOGO]
offered hereby or an offer to sell, or a
solicitation  of an offer to buy, to any
person in any jurisdiction in which such
offer or sale would be unlawful. Neither
the delivery of this  Prospectus nor any
sale  made  hereunder  shall  under  any
circumstances   create  any  implication
that  there  has been no  change  in the
affairs of the Company  since any of the
date   as  of   which   information   is
furnished or since the date of this Prospectus.


            -----------------                     -------------------------
                                                         PROSPECTUS
                                                  -------------------------

            TABLE OF CONTENTS

                                    Page


ADDITIONAL INFORMATION.................2

INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE..............................2

RISK FACTORS...........................3

USE OF PROCEEDS........................5

SELLING SHAREHOLDERS...................6               October 6, 1998

PLAN OF DISTRIBUTION...................8

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS...........9

LEGAL MATTERS..........................9

EXPERTS  ..............................9


======================================== =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses Of Issuance And Distribution

         The following table sets forth the expenses other than any underwriting discounts or commissions, payable in connection with the distribution of the shares being registered. All expenses incurred in connection with the registration.
All amounts shown are estimates except for SEC Registration fee.


                  SEC Registration Fee                   $    245
                  NASDAQ Listing Fee                     $  2,000
                  Blue Sky Fees and Expenses             $      0
                  Printing and Engraving Expenses        $  5,000
                  Accounting Fees and Expenses           $  2,000
                  Legal Fees and Expenses                $ 15,000
                  Registerer and Transfer Agent's Fees
                  and Expenses                           $  2,000
                  Miscellaneous Expenses                 $  3,000
                                                         ----------
                           Total                         $ 29,245
                                                         ==========

ITEM 15.  Indemnification Of Directors And Officers

         Under the California Corporations Code and the Company's Amended and Restated Articles of Incorporation, the Company's directors will have no personal liability to the Company or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in the Company's Amended and Restated Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholder's derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(vi) above. This provision does not limit nor eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Articles of Incorporation provides that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. The Company's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  Exhibits

               4.1  Specimen Certificate for Common Stock(1)

               4.3 Warrant Agreement for $5.40 Warrants (including form of Warrant Certificate)(2)

               5.1  Opinion of Luce, Forward, Hamilton & Scripps, LLP(3)

               23.1 Consent of Luce, Forward, Hamilton & Scripps, LLP (contained in Exhibit 5)

               23.2 Consent of Stonefield Josephson, independent accountants

               24   Power of Attorney (contained on signature page)

------------------

(1) Incorporated by reference from the exhibits included with the Company's Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB filed with the SEC for fiscal year ended December 31, 1997.

(2) Incorporated by reference from the exhibits included with the Company's Registration Statement on Form SB-2 filed with the SEC on April 3, 1997.

(3)      Previously filed.

ITEM 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of San Diego, State of California, on September 15, 1998.


                                         CREATIVE HOST SERVICES, INC.


                                         By:   /s/  SAYED ALI
                                            -----------------------------------
                                             Sayed Ali, President



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sayed Ali, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                        Title                    Date

/s/ SAYED ALI                    President, Chief Financial     October 6, 1998
------------------------------   Officer and Director
Sayed Ali

/s/  BOOKER T. GRAVES*           Director                       October 6, 1998
------------------------------
Booker T. Graves

/s/  JOHN P. DONOHUE, JR.*       Director                       October 6, 1998
------------------------------
John P. Donohue, Jr.

/s/  PAUL A. KARAS*              Director                       October 6, 1998
------------------------------
Paul A. Karas

*By Sayed Ali, Attorney-in-Fact